UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): March 14, 2008
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURES

Item 1.01	Entry into a Material Definitive Agreement.
     On March 14, 2007, Finisar Corporation (the “Company”) entered into an agreement with Silicon Valley Bank to increase its overall line of credit to $70.5 million.
     Since October 2004, the Company has maintained a revolving line of credit totaling $35 million with Silicon Valley Bank consisting of $20 million under a non-recourse receivables purchase agreement and $15 million under a letter of credit reimbursement agreement which provides for the issuance of standby letters of credit. As of March 14, 2008, the Company had utilized approximately $1 million under the non-recourse receivables purchase agreement and had outstanding letters of credit totaling approximately $10.4 million under the letter of credit reimbursement agreement.
     Under the new credit arrangement, the Company will have access to up to $70.5 million consisting of $50 million under a new secured line of credit, $10 million which will continue to be available under the non-recourse receivables purchase agreement and $10.5 million under the letter of credit reimbursement agreement.
     The new secured line of credit matures on March 13, 2009. Availability of the line of credit is subject to the Company’s compliance with certain financial and other covenants. Borrowings under the line are collateralized by substantially all of the Company’s assets except its intellectual property rights and bear interest, at the Company’s option, at either the bank’s prime interest rate or LIBOR, in either case plus 2.5% per annum.
     The existing non-recourse purchase agreement, as amended, remains available to the Company through October 25, 2008. Under the agreement, the Company may sell to the bank up to $10 million of qualified receivables. The Company pays the bank discount interest based on the number of days in the discount period multiplied by the bank’s prime rate, plus 0.50%, and an administrative fee equal to 0.25% of the face amount of each invoice sold.
     The existing letter of credit reimbursement agreement, as amended, also remains available to the Company through October 25, 2008. Under the agreement, the bank will provide a revolving $10.5 million letter of credit facility. The agreement requires the Company to maintain its primary banking and cash management relationships with Silicon Valley Bank and to maintain certain minimum balances of unrestricted cash and cash equivalents.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     Reference is made to Item 1.01 of this report for a description of an agreement between the Company and Silicon Valley Bank regarding an increased and expanded credit arrangement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 20, 2008

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance and Chief Financial Officer